EXHIBIT 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K. The discussion and analysis is derived from the consolidated operating results and activities of First Potomac Realty Trust.
Overview
The Company strategically focuses on acquiring and redeveloping properties that it believes can benefit from its intensive property management and seeks to reposition these properties to increase their profitability and value. The Company’s portfolio of properties contains a mix of single-tenant and multi-tenant office and industrial properties as well as business parks. Office properties are single-story and multi-story buildings that are used primarily for office use; business parks contain buildings with office features combined with some industrial property space; and industrial properties generally are used as warehouse, distribution or manufacturing facilities. At December 31, 2010, the Company owned over 13 million square feet and its consolidated properties were 82.3% occupied by 592 tenants. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 85.2% occupied at December 31, 2010. The Company does not include square footage that is in development or redevelopment in its occupancy calculation. As of December 31, 2010, the Company’s largest tenant was the U.S. Government, which along with government contractors, accounted for over 20% of the Company’s total annualized rental revenue. The Company also owned land that can accommodate approximately 1.7 million square feet of additional development. The Company derives substantially all of its revenue from leases of space within its properties.
The primary source of the Company’s revenue and earnings is rent received from customers under long-term (generally three to ten years) operating leases at its properties, including reimbursements from customers for certain operating costs. Additionally, the Company may generate earnings from the sale of assets either outright or contributed into joint ventures.
The Company’s long-term growth will principally be driven by its ability to:
•	maintain and increase occupancy rates and/or increase rental rates at its properties;
•	sell assets to third parties at favorable prices or contribute properties to joint ventures; and
•	continue to grow its portfolio through acquisition of new properties, potentially through joint ventures.
Significant 2010 Activity and Subsequent Transactions
•	In 2010, completed eight acquisitions for total consideration of $286.2 million;
•	In 2011, completed a two property portfolio acquisition for $33.8 million;
•	Completed two additional acquisitions through unconsolidated joint ventures for total consideration of $73.0 million;
•	Raised net proceeds of $264.8 million through the issuance of 18.3 million common shares;

•	In January 2011, the Company raised net proceeds of $111.3 million through the issuance of 4.6 million 7.750% Series A Preferred Shares;
•	Executed 2.3 million square feet of leases, generating over 163,000 square feet of positive net absorption;
•	In 2010, sold two properties in the Maryland region for net proceeds of $11.4 million; and
•	In 2011, sold a property in the Maryland region for net proceeds of $10.8 million
Total assets were $1.4 billion at December 31, 2010 compared to $1.1 billion at December 31, 2009.
Development and Redevelopment Activity
During 2010, the Company continued development of several parcels of land, including land adjacent to previously acquired properties and land acquired with the intent to develop. The Company constructs office, business parks and/or industrial buildings on a build-to-suit basis or with the intent to lease upon completion of construction. At December 31, 2010, the Company owned developable land that can accommodate approximately 1.7 million square feet of additional building space, which includes 0.1 million square feet in its Maryland reporting segment, 0.6 million square feet in its Northern Virginia reporting segment and 1.0 million square feet in its Southern Virginia reporting segment. Also, the Company will continue to commence redevelopment efforts on unfinished vacant spaces in its portfolio through the investment of capital in electrical, plumbing and other capital improvements in order to expedite the leasing of the spaces.
During 2010, the Company completed and placed in-service redevelopment efforts on 98 thousand square feet of space, which includes 30 thousand square feet in its Maryland reporting segment, 37 thousand square feet in its Northern Virginia reporting segment and 31 thousand square feet in its Southern Virginia reporting segment.
As of December 31, 2010, the Company had incurred development and redevelopment expenditures for several buildings, of which the more significant projects are noted below:
Development
•
Sterling Park Business Center — a 57,000 square foot office building in the Company’s Northern Virginia reporting segment, which was completed in January 2011. A portion of the building was pre-leased to a tenant with rent commencing in the second quarter of 2011. As of December 31, 2010, the Company had spent $5.3 million in costs, which included civil, architectural, mechanical, electrical and plumbing design, and permit fees as well as site, concrete, steel, roof, electrical, mechanical, plumbing, glass, doors, frames, hardware, paint, and landscaping work; and

•
Greenbrier Technology Center III — a 48,000 square foot three-story office building in the Company’s Southern Virginia reporting segment has been designed and all permits have been received. Costs to date include civil, architectural, mechanical, electrical and plumbing design as well as permit fees.

Redevelopment
•
Enterprise Parkway — a 70,000 square foot multi-tenanted office building in the Company’s Southern Virginia reporting segment. Redevelopment activities were completed on 31 thousand square feet in December 2010, which was pre-leased to a tenant with rent having commenced in December 2010. Redevelopment of the remaining space was substantially complete at December 31, 2010. Costs incurred include building, lobby, common corridor, and bathroom renovations; design documents, permit fees, demolition, and construction work to prepare space for future tenant layouts; and

•
Three Flint Hill — a 174,000 square foot eight-story Class A office building has been redesigned and permits are in process. Costs incurred to date include architectural and engineering design fees, permit application fees and demolition work.

On December 28, 2010, the Company acquired 440 First Street, NW, a vacant eight-story, 105,000 square foot office building in Washington, D.C., for $15.3 million. On January 11, 2011, the Company purchased the fee interest in the property’s 45-year ground lease for $8.0 million. The acquisition was financed by a draw on the Company’s unsecured revolving credit facility and available cash. The Company intends to completely redevelop the property and is contemplating adding an additional 13,000 square feet.
Critical Accounting Policies and Estimates
The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) that require the Company to make certain estimates and assumptions. Critical accounting policies and estimates are those that require subjective or complex judgments and are the policies and estimates that the Company deems most important to the portrayal of its financial condition and results of operations. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in its condensed consolidated financial statements. The Company’s critical accounting policies relate to revenue recognition, including evaluation of the collectability of accounts receivable, impairment of long-lived assets, purchase accounting for acquisitions of real estate, derivative instruments and share-based compensation.
The following is a summary of certain aspects of these critical accounting policies and estimates.
Revenue Recognition
The Company generates substantially all of its revenue from leases on its office and industrial properties as well as business parks. The Company recognizes rental revenue on a straight-line basis over the term of its leases, which include fixed-rate renewal periods leased at below market rates at acquisition or inception. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information, credit quality, historical trends, economic conditions and other events regarding the tenants’ ability to pay their obligations in determining if amounts due from tenants, including accrued straight-line rents, are ultimately collectible. The uncollectible portion of the amounts due from tenants, including accrued straight-line rents, is charged to property operating expense in the period in which the determination is made.
Tenant leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. Such reimbursements are recognized in the period in which the expenses are incurred. The Company records a provision for losses on estimated uncollectible accounts receivable based on its analysis of risk of loss on specific accounts. Lease termination fees are recognized on the date of termination when the related lease or portion thereof is cancelled, the collectability of the fee is reasonably assured and the Company has possession of the terminated space.
Accounts Receivable
The Company must make estimates of the collectability of its accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. The Company specifically analyzes accounts receivable and historical bad debt experience, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income as a higher required allowance for doubtful accounts receivable will result in lower net income. The uncollectible portion of the amounts due from tenants, including straight-line rents, is charged to property operating expense in the period in which the determination is made.

Investments in Real Estate and Real Estate Entities
Investments in real estate are initially recorded at fair value and carried at initial cost, less accumulated depreciation and, when appropriate, impairment losses. Improvements and replacements are capitalized at fair value when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred.
Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 20 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful lives of the assets or the terms of the related leases
Lease related intangible assets	Term of related lease
The Company regularly reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the fair value of a property, an impairment analysis is performed. The Company assesses potential impairments based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. This estimate is based on projections of future revenues, expenses, capital improvement costs, expected holding periods and capitalization rates. These cash flows consider factors such as expected market trends and leasing prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment based on forecasted undiscounted cash flows, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company is required to make estimates as to whether there are impairments in the carrying values of its investments in real estate. Further, the Company will record an impairment loss if it expects to dispose of a property, in the near term, at a price below carrying value. In such an event, the Company will record an impairment loss based on the difference between a property’s carrying value and its projected sales price, less any estimated costs to sell.
The Company will classify a building as held-for-sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value, less anticipated selling costs, is lower than the carrying amount of the property. The Company will classify any impairment loss, together with the building’s operating results, as discontinued operations in its consolidated statements of operations for all periods presented and classify the assets and related liabilities as held-for-sale in its consolidated balance sheets in the period the sale criteria are met. Interest expense is reclassified to discontinued operations only to the extent the held-for-sale property is secured by specific mortgage debt and the mortgage debt will not be transferred to another property owned by the Company after the disposition.
The Company recognizes the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.
The Company capitalizes interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment while being readied for their intended use in accordance with accounting requirements regarding capitalization of interest. The Company will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress. Capitalization of interest will end when the asset is substantially complete and ready for its intended use, but no later than one year from completion of major construction activity, if the property is not occupied. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.

Purchase Accounting
Acquisitions of rental property from third parties are accounted for at fair value. Any liabilities assumed or incurred are recorded at their fair value at the time of acquisition. The fair value of the acquired property is allocated between land and building (on an as-if vacant basis) based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates their fair value. The fair value of the in-place leases is recorded as follows:
•
the fair value of leases in-place on the date of acquisition is based on absorption costs for the estimated lease-up period in which vacancy and foregone revenue are avoided due to the presence of the acquired leases;

•
the fair value of above and below-market in-place leases based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the assumed lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to fifteen years; and

•	the fair value of intangible tenant or customer relationships.
The Company’s determination of these fair values requires it to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, and depreciation and amortization expense recognized for these leases and associated intangible assets and liabilities.
Derivative Instruments
In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company may enter into derivative agreements to mitigate exposure to unexpected changes in interest rates and may use interest rate protection or cap agreements to reduce the impact of interest rate changes. The Company does not use derivatives for trading or speculative purposes and intends to enter into derivative agreements only with counterparties that it believes have a strong credit rating to mitigate the risk of counterparty default or insolvency.
The Company may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value. For effective hedging relationships, the change in the fair value of the assets or liabilities is recorded within equity (cash flow hedge), or through earnings (fair value hedge). Ineffective portions of derivative transactions will result in changes in fair value recognized in earnings. The Company records its proportionate share of unrealized gains or losses on its derivative instruments associated with its unconsolidated joint ventures within equity and “Investment in Affiliates.” The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees.
Share-Based Compensation
The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. For options awards, the Company uses a Black-Scholes option-pricing model. Expected volatility is based on an assessment of the Company’s realized volatility over the preceding five years, which is equivalent to the awards expected life. The expected term represents the period of time the options are anticipated to remain outstanding as well as the Company’s historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. For non-vested share awards that vest over a predetermined time period, the Company uses the outstanding share price at the date of issuance to fair value the awards. For non-vested shares awards that vest based on performance conditions, the Company uses a Monte Carlo simulation (risk-neutral approach) to determine the value and derived service period of each tranche. The expense associated with the share based awards will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). The fair value for all share-based payment transactions are recognized as a component of income from continuing operations.

Results of Operations
Comparison of the Years Ended December 31, 2010, 2009 and 2008
During 2010, the Company acquired the following consolidated properties: a building at Three Flint Hill; a building at 500 First Street, NW; a building at Battlefield Corporate Center; two buildings at Redland Corporate Center; two buildings at Atlantic Corporate Park; a building at 1211 Connecticut Ave, NW; a building at 440 First Street, NW and a building at 7458 Candlewood Road for an aggregate purchase cost of $286.2 million.
During 2009, the Company acquired: four buildings at Cloverleaf Center and three buildings at Ashburn Center for an aggregate purchase cost of $40.0 million.
During 2008, the Company acquired the following buildings at an aggregate purchase cost of $46.4 million: four buildings at Triangle Business Center; and six buildings at RiversPark I and II. In December 2008, the Company contributed the RiversPark I and II buildings to newly formed consolidated joint ventures. On January 1, 2010 and March 17, 2009, the Company deconsolidated RiversPark I and II, respectively, from its consolidated financial statements; however, the operating results of the properties are included in the Company’s consolidated statements of operations through their date of deconsolidation. For more information on the deconsolidation of RiversPark I and II, see footnote 5, Investment in Affiliates.
Collectively, the properties acquired in 2010, 2009 and 2008 are referred to as the “Non-comparable Properties.”
The term “Comparable Portfolio” refers to all consolidated properties owned by the Company for the entirety of the periods being presented.
Total Revenues
Total revenues are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

Rental	$111,860	$106,122	$5,738	5%	$106,122	$99,003	$7,119	7%

Tenant reimbursements and other	$26,687	$24,526	$2,161	9%	$24,526	$21,895	$2,631	12%

Rental Revenue
Rental revenue is comprised of contractual rent, the impacts of straight-line revenue and the amortization of intangible assets and liabilities representing above and below market leases. Rental revenue increased $5.7 million in 2010 as compared with 2009, due to increased revenues resulting from the Company’s Non-comparable Properties, which contributed $6.5 million of additional rental revenue in 2010 compared with 2009. For the Comparable Portfolio, rental revenue decreased $0.8 million in 2010 compared with 2009, primarily due to an increase in vacancy; however, rental rates increased 9.1% on new leases during 2010. The weighted average occupancy of the Comparable Portfolio was 84.8% during 2010 compared with 87.0% during 2009. The Company expects rental revenues will increase in 2011 due to a full-year of revenues from the properties acquired in 2010 and additional properties acquired in 2011. The increase in rental revenue in 2010 compared with 2009 includes $1.2 million for the Company’s Maryland reporting segment and $4.7 million for the Northern Virginia reporting segment. For the Southern Virginia reporting segment, rental revenue decreased $0.2 million in 2010 compared to 2009.
The Company’s consolidated portfolio was 82.3% occupied at December 31, 2010 compared with 85.1% occupied at December 31, 2009. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 85.2% occupied at December 31, 2010. The Company does not include square footage that is in development or redevelopment in its occupancy calculation.
Rental revenue increased $7.1 million in 2009 as compared with 2008. Rental revenue for the Comparable Portfolio increased $4.9 million, which can be attributed to an increase in rental rates, as the average rental rates for the Company’s entire portfolio increased on new and renewal leases by 19.6% and 10.4%, respectively, during 2009, with the Company executing a combined 2.2 million square feet of new and renewal leases during the year. The Non-comparable Properties contributed rental revenue of $2.2 million in 2009 compared to 2008. The increase in rental revenue in 2009 compared with 2008 includes $2.3 million for the Company’s Maryland reporting segment, $2.1 million for the Northern Virginia reporting segment and $2.7 million for the Southern Virginia reporting segment. The increase in rental revenue for the Maryland reporting segment was due to the addition of new properties during 2009 and 2008. The increases in rental revenue for the Northern and Southern Virginia reporting segments was due to higher market rates and increased occupancy.
Tenant Reimbursements and Other Revenues
Tenant reimbursements and other revenues include operating and common area maintenance costs reimbursed by the Company’s tenants’ as well as other incidental revenues such as lease termination payments, construction management fees and late fees. Tenant reimbursements and other revenues increased $2.2 million in 2010 compared with 2009. The increase in tenant reimbursements and other revenues is primarily due to the Non-comparable Properties, which contributed $1.5 million of additional tenant reimbursements and other revenues in 2010 compared with 2009. The Comparable Portfolio contributed $0.7 million of additional tenant reimbursements and other revenues during 2010 compared with 2009 due to an increase in termination fee income and higher recoverable property operating expenses as a result a $0.9 million increase in recoverable snow and ice removal costs in 2010 compared with 2009. The Company expects tenant reimbursements and other revenues to increase in 2011 due to a full-year of recoverable operating expenses from properties acquired in 2010, partially offset by lower recoveries due to reduced snow and ice removal costs in 2011. The increases in tenant reimbursements and other revenues in 2010 compared with 2009 include $0.6 million for the Maryland reporting segment, $0.8 million for the Northern Virginia reporting segment and $0.8 million for the Southern Virginia reporting segment.
Tenant reimbursements and other revenues increased $2.6 million in 2009 compared with 2008. The increase is primarily due to the Comparable Portfolio, which contributed $2.1 million of additional tenant reimbursements and other revenues to the portfolio in 2009 due to an increase in recoverable property operating expenses. Tenant reimbursements and other revenues increased $0.5 million as a result of the Non-comparable Properties during 2009. The increases in tenant reimbursements and other revenues in 2009 compared with 2008 include $1.1 million for the Maryland reporting segment, $1.2 million for the Northern Virginia reporting segment and $0.3 million for the Southern Virginia reporting segment.

Total Expenses
Property Operating Expenses
Property operating expenses are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

Property operating	$33,714	$32,150	$1,564	5%	$32,150	$26,497	$5,653	21%
Real estate taxes and insurance	$12,954	$12,666	$288	2%	$12,666	$11,859	$807	7%
Property operating expenses increased $1.6 million in 2010 compared with the same period in 2009. The Non-comparable Properties contributed property operating expenses of $1.7 million. Property operating expenses for the Comparable Portfolio decreased $0.1 million in 2010 compared with the same period in 2009, primarily due to lower reserves for bad debt. The Company expects property operating expenses to increase in 2011 due to a full-year impact of properties acquired in 2010, offset by a reduction in snow and ice removal costs as the Company experienced a significant amount of these costs in January and February 2010. The increase in property operating expenses in 2010 compared with 2009 includes $0.2 million for the Maryland reporting segment, $1.1 million for the Northern Virginia reporting segment and $0.3 million for the Southern Virginia reporting segment.
Property operating expenses increased $5.7 million in 2009 compared with the same period in 2008. Property operating expenses for the Comparable Portfolio increased $4.7 million in 2009 compared with the same period in 2008, primarily due to an increase in snow and ice removal costs during the fourth quarter of 2009 and an increase in reserves for anticipated bad debt expense, primarily incurred in the first half of 2009. The Non-comparable Properties contributed additional property operating expenses of $1.0 million. The increase in property operating expenses in 2009 compared with 2008 includes $3.1 million for the Maryland reporting segment, $1.6 million for the Northern Virginia reporting segment and $1.0 million for the Southern Virginia reporting segment.
Real estate taxes and insurance expenses increased $0.3 million in 2010 compared with the same period in 2009. The Non-comparable Properties contributed an increase in real estate taxes and insurance of $1.0 million in 2010. For the Comparable Portfolio, real estate taxes and insurance decreased $0.7 million in 2010 compared with 2009, primarily due to lower real estate assessments and real estate tax rates on the Company’s Northern Virginia properties located in Fairfax County and Prince William County, Virginia. The increase in real estate taxes and insurance expenses in 2010 compared with 2009 includes $0.2 million for the Maryland reporting segment and $0.2 million for the Northern Virginia reporting segment. For the Southern Virginia reporting segment, real estate taxes and insurance decreased $0.1 million in 2010 compared with 2009.
Real estate taxes and insurance expenses increased $0.8 million in 2009 compared with the same period in 2008. Real estate taxes and insurance associated with the Comparable Portfolio increased $0.6 million in 2009 compared to 2008. The Non-comparable Properties experienced an increase in real estate taxes and insurance of $0.2 million in 2009. The increase in real estate taxes and insurance expenses in 2009 compared with 2008 includes $0.5 million for the Maryland reporting segment, $0.2 million for the Northern Virginia reporting segment and $0.1 million for the Southern Virginia reporting segment.
Other Operating Expenses
General and administrative expenses are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change
	$14,523	$13,219	$1,304	10%	$13,219	$11,938	$1,281	11%

General and administrative expenses increased $1.3 million during 2010 compared with 2009. The increase is primarily due to an increase in compensation accruals and non-cash, share-based compensation expense as a result of the restricted shares awarded to the Company’s officers in 2009 and 2010, which are amortized over derived service periods that are comparably shorter than those associated with previous awards.
General and administrative expenses increased $1.3 million during 2009 compared with 2008, primarily due to an increase in non-cash, share-based compensation expense, as the restricted shares awarded to the Company’s officers in 2009 had a shorter vesting period than previously issued awards.
Acquisition costs are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

	$7,169	$1,076	$6,093	566%	$1,076	$—	$1,076	—
During 2010, the Company incurred acquisition and closing costs of $7.2 million associated with ten acquisitions, including two acquisitions through unconsolidated joint ventures, and three pending first quarter 2011 acquisitions under contract. In 2009, the Company incurred $1.1 million of acquisition and closing costs related to the acquisitions of two properties. Beginning in 2009, in accordance with new accounting standards, all acquisition and closing costs are expensed on the Company’s consolidated statements of operations. Prior to 2009, all acquisition and closing costs associated with an acquired property were capitalized as part of the basis of the acquired business.
Depreciation and amortization expenses are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

	$42,613	$40,174	$2,439	6%	$40,174	$36,260	$3,914	11%
Depreciation and amortization expense includes depreciation of real estate assets and amortization of intangible assets and leasing commissions. Depreciation and amortization expense increased $2.4 million in 2010 compared with 2009, primarily due to the Non-comparable Properties, which contributed additional depreciation and amortization expense of $2.6 million. The increase in depreciation was partially offset by a $0.2 million decrease in depreciation and amortization expense for the Comparable Portfolio due to several intangible assets associated with acquisitions fully amortizing in 2010. The Company anticipates depreciation and amortization expense to increase in 2011 due to recognizing a full-year of depreciation and amortization expense for properties acquired in 2010 and new acquisitions expected in 2011.
Depreciation and amortization expense increased $3.9 million in 2009 compared with the same period in 2008. The Comparable Portfolio generated additional depreciation and amortization expenses of $2.8 million due to an increase in expense related to the disposal of assets from tenants that vacated during the year. The remaining increase of $1.1 million in depreciation expense was attributed to the Non-comparable Properties.
Impairment of real estate assets are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

	$2,386	$—	$2,386	—	$—	$—	$—	—
On December 29, 2010, the Company acquired 7458 Candlewood Road in the Company’s Maryland reporting segment for $22.6 million. On January 6, 2011, the Company was notified that the largest tenant at the property filed for Chapter 11 bankruptcy protection. As a result, the Company recorded an impairment charge of $2.4 million associated with the non-recoverable value of the intangible assets associated with the lease.

The Company did not record any additional impairment from real estate assets that contribute to its continuing operations during 2010, 2009 and 2008.
Contingent consideration related to acquisition of property is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Change	Change

	$710	$—	$710	—	$—	$—	$—	—
As part of the consideration for the Company’s acquisition of Ashburn Center, the Company is obligated to record contingent consideration arising from a fee agreement entered into with the seller in which the Company will be obligated to pay additional consideration if certain returns are achieved over the five year term of the agreement or if the property is sold within the term of the five year agreement. The Company initially recorded $0.7 million at the time of acquisition in December 2009, which represented the fair value of the Company’s potential obligation at acquisition. During 2010, the Company was able to lease the vacant space faster than it had anticipated and, therefore, recorded additional contingent consideration of $0.7 million that reflected an increase in the potential consideration that may be owed to the seller.
Other Expenses (Income)
Interest expense is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Decrease	Change

	$33,758	$32,412	$1,346	4%	$32,412	$35,628	$3,216	9%
The Company seeks to employ cost-effective financing methods to fund its acquisitions and development projects and to refinance its existing debt to provide greater balance sheet flexibility or to take advantage of lower interest rates. The methods used to fund the Company’s activities impact the period-over-period comparisons of interest expense.
Interest expense increased $1.3 million in 2010 compared with 2009. In December 2009, the Company extended the maturity dates on approximately $185.0 million of debt, which included expanding the capacity of the Company’s unsecured revolving credit facility, which was further expanded in the second quarter of 2010. As part of the refinancing, the Company used the additional capacity to repay $40.0 million of its secured term loans. The refinancing resulted in a higher effective interest rate on the Company’s unsecured revolving credit facility, which resulted in additional interest expense of $2.9 million in 2010 compared with the same period in 2009. In 2010, the Company’s weighted average borrowings on its unsecured revolving credit facility was $123.4 million with a weighted average interest rate of 3.5% compared with weighted average borrowings of $95.2 million with a weighted average interest rate of 1.6% in 2009. The repayment of a portion of the Company’s term loans as described above resulted in a decline in interest expense of $0.6 million in 2010 compared with the same period in 2009. The Company had fixed LIBOR on $85.0 million of variable rate debt through two interest rate swap agreements, which both expired in August 2010. As a result, the interest expense related to the interest rate swap agreements declined $0.8 million in 2010 compared with 2009. During the fourth quarter of 2010, the Company entered into a $50.0 million term loan, which was scheduled to mature in February 2011 and was later extended to May 2011. The term loan contributed additional interest of $0.3 million in 2010 compared with 2009. Due to the Company’s recent debt issuances and refinancing, it has incurred additional deferred financing costs, which increased interest expense $0.6 million in 2010 compared with 2009.

During the second quarter of 2010, the Company issued 0.9 million common shares of its common stock in exchange for retiring $13.0 million of its Exchangeable Senior Notes and used available cash to retire an additional $7.0 million of its Exchangeable Senior Notes. The Company repurchased $34.5 million of Exchangeable Senior Notes in 2009. The repurchase of Exchangeable Senior Notes resulted in a reduction of interest expense of $1.3 million in 2010 compared with 2009. Mortgage interest expense increased $0.2 million during 2010 compared with 2009 due to a full-year of mortgage interest expense incurred on the Cloverleaf Center mortgage loan entered into during the fourth quarter of 2009, and mortgage interest expense on mortgage loans encumbering 500 First Street, NW, Battlefield Corporate Center and 7458 Candlewood Road, which were acquired in 2010. The increase in mortgage debt was offset by a reduction in outstanding mortgages as the Company retired $23.7 million of mortgage debt during 2010 compared with $14.3 million of mortgage debt retired during 2009. Also, the Company deconsolidated $9.9 million of variable rate mortgage debt encumbering RiversPark I and a related cash flow hedge on January 1, 2010. The deconsolidated RiversPark I resulted in an increase in interest expense of $0.4 million in 2010 compared to 2009, as the Company recognized a reduction in interest expense related to its Financing Obligation in 2009. The Company further increased its construction activities in 2010 compared with 2009, which resulted in additional capitalized interest of $0.5 million.
Interest expense decreased $3.2 million in 2009 compared with 2008. In 2009, the Company’s mortgage interest expense decreased $2.5 million as the Company retired $14.2 million of mortgage debt encumbering Glenn Dale Business Center, 4200 Tech Court and Park Central I. In 2008, the Company retired $87.6 million of mortgage debt encumbering Herndon Corporate Center, Norfolk Commerce Park II and the Suburban Maryland Portfolio. The prepayment of the $72.1 million Suburban Maryland Portfolio mortgage loan, in the third quarter of 2008, was partially financed through the issuance of a $35.0 million secured term loan, later amended to increase the total commitment to $50.0 million, which resulted in an additional $0.8 million of interest expense in 2009 compared with 2008. The remainder was financed with a draw on the Company’s unsecured revolving credit facility. The Company also used its unsecured revolving credit facility to primarily fund the partial repurchase of its Exchangeable Senior Notes. Since the beginning of 2008, the Company has repurchased $74.5 million of its Exchangeable Senior Notes at a discount, which resulted in a $2.2 million decrease of interest expense and discount amortization in 2009 compared with the same period in 2008. The increased borrowings on the unsecured revolving credit facility were offset by a lower weighted average interest rate. In 2009, the Company’s average balance on its unsecured revolving credit facility was $95.2 million with a weighted average interest rate 1.6%, compared with an average balance of $71.8 million with a weighted average interest rate of 4.0% for 2008. The lower weighted average interest rate on the unsecured revolving credit facility resulted in a $1.4 million decrease of interest expense in 2009. The decline in interest rates in 2009 compared with 2008 resulted in $1.3 million less of interest expense related to a $50.0 million secured term loan that originated in 2007. The Company entered into two separate interest rate swap agreements to fix the applicable interest rates on $85.0 million of its variable rate debt, which due to a decline in interest rates resulted in a combined $2.1 million of additional interest expense for 2009 compared with 2008. The decrease in the Company’s interest expense was partially offset by a $1.2 million decrease in capitalized interest expense in 2009 compared with the same period in 2008, which was attributable to a decline in development and redevelopment activity in 2009.
At December 31, 2010, the Company had $725.0 million of debt outstanding with a weighted average interest rate of 4.8% compared with $645.1 million of debt outstanding with a weighted average interest rate of 5.4% at December 31, 2009.
Interest and other income are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Decrease	Change

	$634	$516	$118	23%	$516	$660	$144	22%
On December 21, 2010, the Company provided a $25.0 million loan to the members of the owner of a building at 950 F Street, NW in Washington, D.C. The Company’s loan is secured by a portion of the members’ interest in the owner of the property. The loan has a fixed interest rate of 12.5%, matures on April 1, 2017 and is repayable in full on or after December 21, 2013. Interest and other income include amounts earned on the Company’s funds held in various cash operating and escrow accounts. The Company recorded interest income of $0.1 million for the year ended December 31, 2010. Interest income on the Company’s various cash operating and escrow accounts decreased in 2010 compared with 2009 primarily due to lower average interest rates. The Company earned a weighted average interest rate of 1.5% on an average cash balance of $7.4 million during 2010, compared with a weighted average interest rate of 3.5% on an average cash balance of $6.7 million during 2009.

Interest and other income decreased in 2009 compared with 2008 primarily due to lower average interest rates in 2009 compared with 2008. The Company earned an interest rate of 3.5% on an average cash balance of $6.7 million during 2009, compared with 3.6% on an average cash balance of $5.1 million during 2008.
Equity in losses of affiliates is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Increase	Change

	$124	$95	$29	31%	$95	$—	$95	—
Equity in losses of affiliates reflects the Company’s ownership interest in the operating results of its properties, in which, it does not have a controlling interest. On March 17, 2009 and January 1, 2010, the Company deconsolidated RiversPark II and RiversPark I, respectively. Also, the Company acquired two properties, 1750 H Street and Aviation Business Park, in the fourth quarter of 2010 through unconsolidated joint ventures. The increase in equity in losses of affiliates reflects a larger aggregate loss from the Company’s nonconsolidated properties in 2010 compared with 2009.
Gains on early retirement of debt are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Decrease	Change	2009	2008	Increase	Change

	$164	$6,167	$6,003	97%	$6,167	$4,374	$1,793	41%
In 2010, the Company issued 0.9 million of its common shares in exchange for retiring $13.03 million of Exchangeable Senior Notes and used available cash to retire $7.0 million of its Exchangeable Senior Notes, which resulted in a gain of $0.2 million, net of deferred financing costs and discounts.
In 2009, the Company retired $34.5 million of its Exchangeable Senior Notes, which resulted in a gain of $6.3 million, net of deferred financing costs and discounts. The Exchangeable Senior Notes repurchased in 2009 were funded with proceeds from the Company’s controlled equity offering program, borrowings on the Company’s unsecured revolving credit facility and available cash. The gains on early retirement of debt were partially offset by debt retirement charges during the fourth quarter of 2009 associated with the restructuring the Company’s unsecured revolving credit facility and two secured term loans.
In 2008, the Company retired $40.0 million of its Exchangeable Senior Notes, which resulted in a gain of $4.4 million, net of deferred financing costs and discounts. The majority of Exchangeable Senior Notes repurchased in 2008 were funded with borrowings on the Company’s unsecured revolving credit facility and available cash.
Provision for Income Taxes
Provision for income taxes is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Increase	Change	2009	2008	Change	Change

	$31	$—	$31	—	$—	$—	$—	—
During 2010, the Company acquired three properties in Washington, D.C. Two of these properties, 1211 Connecticut Avenue, NW and 440 First Street, NW, are subject to franchise taxes as a result of conducting business in Washington, D.C. The Company recorded provision for income taxes totaling $31 thousand in 2010. The Company did not own any properties located in Washington D.C. prior to 2010.

Discontinued Operations
Discontinued operations are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Decrease	Change	2009	2008	Decrease	Change

	$(3,038)	$(1,483)	$1,555	105%	$(1,483)	$16,391	$17,874	109%
Discontinued operations represents the operating results and all costs associated with Old Courthouse Square, Deer Park and 7561 Lindbergh Drive, all of which were formerly in the Company’s Maryland reporting segment and Alexandria Corporate Park, formerly in the Company’s Northern Virginia reporting segment.
In February 2011, the Company sold its Old Courthouse Square property in Martinsburg, West Virginia for net proceeds of $10.8 million. The property was acquired as part of a portfolio acquisition in 2004, and was the Company’s only retail asset. In June 2010, the Company sold 7561 Lindbergh Drive, for net proceeds of $3.9 million. The Company reported a gain on the sale of $0.6 million in the second quarter of 2010. In April 2010, the Company sold Deer Park for net proceeds of $7.5 million. The property was acquired as part of a portfolio acquisition in 2004 and was located in a non-core submarket of Baltimore, Maryland. In June 2008, the Company sold Alexandria Corporate Park, for net proceeds of $50.6 million and recognized a gain on sale of $14.3 million. The Company has had, and will have, no continuing involvement with these properties subsequent to their disposal. During 2010 and 2009, the Company incurred impairment charges of $4.0 million and $2.5 million, respectively, related to its Old Courthouse Square and Deer Park properties.
Net loss (income) attributable to noncontrolling interests
Net loss (income) attributable to noncontrolling interests are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2010	2009	Decrease	Change	2009	2008	Decrease	Change

	$232	$(124)	$356	287%	$(124)	$(615)	$491	80%
Net loss (income) attributable to noncontrolling interests reflects the ownership interests in net (loss) income attributable to parties other than the Company. During 2010, the Company incurred a net loss of $11.7 million compared with net income of $4.1 million in 2009.
Due to the issuance of 18.3 million of the Company’s common shares during 2010, the noncontrolling interests owned by limited partners decreased to 1.9% as of December 31, 2010 compared with 2.3% as of December 31, 2009. The reduction in noncontrolling parties ownership percentage in the Operating Partnership was partially offset by the issuance of 230,876 Operating Partnership units to fund a portion of the Company’s acquisition of Battlefield Corporate Center. During the fourth quarter of 2010, the Company acquired Redland Corporate Center through a joint venture, in which, it had a 97% economic interest. The Company consolidates the operating results of the property and recognizes its joint venture partner’s percentage of gains or losses from Redland Corporate Center in net loss (income) attributable to noncontrolling interests. During 2010, the joint venture partner’s share of the loss in the operations of Redland Corporate Center was $2 thousand.
During 2009, the Company generated net income of $4.1 million compared with net income of $20.1 million in 2008. During 2008, the Company sold Alexandria Corporate Park, which resulted in an increase of $16.2 million in net income from discontinued operations, including a $14.3 million gain on sale. The Company did not dispose of any properties during 2009. The noncontrolling interests owned by limited partners decreased to 2.3% as of December 31, 2009 compared with 2.7% as of December 31, 2008, primarily due to the issuance of 2.8 million shares of the Company’s common stock during 2009.

Same Property Net Operating Income
Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. Same Property NOI is a non-GAAP measure. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period and thus impact trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI because these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
2010 Compared with 2009
The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2010 compared with 2009:

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings(1)	165	165	—	—
Same property revenues
Rental	$103,093	$103,513	$(420)	(0.4)
Tenant reimbursements and other	23,171	23,039	132	0.6

Total same property revenues	126,264	126,552	(288)	(0.2)

Same property operating expenses
Property	30,317	29,843	474	1.6
Real estate taxes and insurance	11,720	12,391	(671)	(5.4)

Total same property operating expenses	42,037	42,234	(197)	(0.5)

Same property net operating income	$84,227	$84,318	$(91)	(0.1)

Reconciliation to net (loss) income:
Same property net operating income	$84,227	$84,318
Non-comparable net operating income(2)(3)	7,652	1,514
General and administrative expenses	(14,523)	(13,219)
Depreciation and amortization	(42,613)	(40,174)
Other expenses, net	(43,380)	(26,900)
Discontinued operations(4)	(3,038)	(1,483)

Net (loss) income	$(11,675)	$4,056

	Full Year
	Weighted Average Occupancy
	2010	2009
Same Properties	84.7%	86.9%
Total	84.2%	86.7%

(1)	Represents properties owned for the entirety of the periods presented.

(2)
Non-comparable Properties include: RiversPark I and II, Cloverleaf Business Center, Ashburn Center, Three Flint Hill, 500 First Street, NW, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Center, 1211 Connecticut Ave, NW, 440 First Street, NW, 7458 Candlewood Road, 1750 H Street, NW and Aviation Business Park.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(4)	Discontinued operations include the gain on disposal and income from the operations of Old Courthouse Square, Deer Park and 7561 Lindbergh Drive.
Same Property NOI decreased slightly, or 0.1%, for the twelve months ended December 31, 2010 as compared with the same period in 2009. Same property rental revenue decreased $0.4 million for the twelve months ended December 31, 2010, primarily due to an increase in vacancy. Tenant reimbursements and other revenue increased $0.1 million for the twelve months ended December 31, 2010 as a result of an increase in recoverable property operating expenses, primarily snow and ice removal costs. Total same property operating expenses decreased $0.2 million for the full year of 2010 due to lower real estate assessments and real estate tax rates on the Company’s Northern Virginia properties located in Fairfax County and Prince William County, Virginia. The reduction in real estate tax expense was partially offset by an increase in snow and ice removal costs, which were partially offset by a reduction in reserves for anticipated bad debt expense.
Maryland

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings(1)	63	63	—	—
Same property revenues
Rental	$31,516	$32,053	$(537)	(1.7)
Tenant reimbursements and other	6,755	6,630	125	1.9

Total same property revenues	38,271	38,683	(412)	(1.1)

Same property operating expenses
Property	9,537	9,600	(63)	(0.7)
Real estate taxes and insurance	3,910	3,860	50	1.3

Total same property operating expenses	13,447	13,460	(13)	(0.1)

Same property net operating income	$24,824	$25,223	$(399)	(1.6)

Reconciliation to total property operating income:
Same property net operating income	$24,824	$25,223
Non-comparable net operating income (2)(3)	3,894	2,038

Total property operating income	$28,718	$27,261

	Full Year
	Weighted Average Occupancy
	2010	2009
Same Properties	81.1%	84.4%
Total	81.4%	83.9%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: RiversPark I and II, Cloverleaf Business Center, Redland Corporate Center, 7458 Candlewood Road and Aviation Business Park.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
Same Property NOI for the Maryland properties decreased $0.4 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property revenues decreased $0.4 million during 2010 due to an increase in vacancy. Total same property operating expenses for the Maryland properties decreased slightly for the twelve months ended December 31, 2010 primarily due to lower maintenance expenses and reserves for anticipated bad debt expense, which were partially offset by an increase in snow and ice removal costs.
Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings(1)	48	48	—	—
Same property revenues
Rental	$32,341	$32,254	$87	0.3
Tenant reimbursements and other	7,178	7569	(391)	(5.2)

Total same property revenues	39,519	39,823	(304)	(0.8)

Same property operating expenses
Property	8,916	9,126	(210)	(2.3)
Real estate taxes and insurance	3,758	4,284	(526)	(12.3)

Total same property operating expenses	12,674	13,410	(736)	(5.5)

Same property net operating income	$26,845	$26,413	$432	1.6

Reconciliation to total property operating income:
Same property net operating income	$26,845	$26,413
Non-comparable net operating income (loss)(2)(3)	3,566	(219)

Total property operating income	$30,411	$26,194

	Full Year
	Weighted Average Occupancy
	2010	2009
Same Properties	85.8%	88.4%
Total	83.8%	87.8%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include Ashburn Center, Three Flint Hill, 500 First Street, NW, Atlantic Corporate Center, 1211 Connecticut Ave, NW, 440 First Street, NW and 1750 H Street, NW.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same Property NOI for the Northern Virginia properties increased $0.4 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property revenues decreased $0.3 million during the twelve months ended December 31, 2010 compared with 2009 as increases in rental rates were offset by an increase in vacancy. During 2010, total same property operating expenses decreased $0.7 million compared with 2009 as decreases in real estate taxes and utility expenses, along with a decline in reserves for bad debt, were partially offset by an increase in snow and ice removal costs.
Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings(1)	54	54	—	—
Same property revenues
Rental	$39,236	$39,206	$30	0.1
Tenant reimbursements and other	9,238	8,840	398	4.5

Total same property revenues	48,474	48,046	428	0.9

Same property operating expenses
Property	11,864	11,117	747	6.7
Real estate taxes and insurance	4,052	4,247	(195)	(4.6)

Total same property operating expenses	15,916	15,364	552	3.6

Same property net operating income	$32,558	$32,682	$(124)	(0.4)

Reconciliation to total property operating income:
Same property net operating income	$32,558	$32,682
Non-comparable net operating income (loss)(2)(3)	192	(305)

Total property operating income	$32,750	$32,377

	Full Year
	Weighted Average Occupancy
	2010	2009
Same Properties	86.2%	87.3%
Total	86.3%	87.3%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Battlefield Corporate Center.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
Same property NOI for the Southern Virginia properties decreased $0.1 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property rental revenue increased $0.4 million primarily due to an increase in recoverable operating expenses. Total same property operating expenses increased approximately $0.5 million during 2010 compared with 2009 due to an increase in snow and ice removal costs, which was partially offset by a decrease in real estate tax expense.

2009 Compared with 2008
The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2009 compared with 2008:

	Year Ended December 31,
(dollars in thousands)	2009	2008	$ Change	% Change
Number of buildings (1)	166	166	—	—
Same property revenues
Rental	$103,522	$99,729	$3,793	3.8
Tenant reimbursements and other	22,942	20,440	2,502	12.2

Total same property revenues	126,464	120,169	6,295	5.2

Same property operating expenses
Property	30,012	25,545	4,467	17.5
Real estate taxes and insurance	12,495	12,010	485	4.0

Total same property operating expenses	42,507	37,555	4,952	13.2

Same property net operating income	$83,957	$82,614	$1,343	1.6

Reconciliation to net income:
Same property net operating income	$83,957	$82,614
Non-comparable net operating income (loss)(2)(3)(4)	1,875	(72)
General and administrative expenses	(13,219)	(11,938)
Depreciation and amortization	(40,174)	(36,260)
Other expenses, net	(26,900)	(30,594)
Discontinued operations(5)	(1,483)	16,391

Net income	$4,056	$20,141

	Full Year
	Weighted Average Occupancy
	2009	2008
Same Properties	86.6%	86.1%
Total	86.2%	86.1%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Triangle Business Center, RiversPark I and II, Cloverleaf Center and Ashburn Center.

(3)	Excludes a 76,000 square foot redevelopment building at Ammendale Commerce Center, which was placed in-service during the fourth quarter of 2008.

(4)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(5)	Discontinued operations include the gain on disposal and income from the operations of Old Courthouse Square, Deer Park, 7561 Lindbergh Drive and Alexandria Corporate Park.
Same Property NOI increased $1.3 million, or 1.6%, for the twelve months ended December 31, 2009 as compared with the same period in 2008. Same property rental revenue increased $3.8 million for the twelve months ended December 31, 2009, primarily as the result of higher market rental rates realized in 2009. Tenant reimbursements and other revenue increased $2.5 million for the twelve months ended December 31, 2009 as a result of an increase in operating expenses, which resulted in higher reimbursement revenue from the tenants, and higher ancillary fees. Total same property operating expenses increased $5.0 million for the full year of 2009 due to an increase in reserves for anticipated bad debt expense, higher property assessments, which led to increased real estate taxes, and an increase in snow and ice removal costs in the fourth quarter of 2009.

Maryland

	Year Ended December 31,
(dollars in thousands)	2009	2008	$ Change	% Change
Number of buildings (1)	64	64	—	—
Same property revenues
Rental	$32,062	$33,029	$(967)	(2.9)
Tenant reimbursements and other	6,533	6,408	125	2.0

Total same property revenues	38,595	39,437	(842)	(2.1)

Same property operating expenses
Property	9,770	7,876	1,894	24.0
Real estate taxes and insurance	3,963	3,770	193	5.1

Total same property operating expenses	13,733	11,646	2,087	17.9

Same property net operating income	$24,862	$27,791	$(2,929)	(10.5)

Reconciliation to total property operating income:
Same property net operating income	$24,862	$27,791
Non-comparable net operating income (loss)(2)(3)	2,399	(412)

Total property operating income	$27,261	$27,379

	Full Year
	Weighted Average Occupancy
	2009	2008
Same Properties	83.4%	88.5%
Total	82.9%	88.2%

(1)	Represents properties owned for the entirety of the periods presented.

(2)
Non-comparable Properties include: Ammendale Commerce Center, Annapolis Commerce Park East, Triangle Business Center and RiversPark I and II, which was contributed to a consolidated joint venture in December 2008.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
Same Property NOI for the Maryland properties decreased $2.9 million for the twelve months ended December 31, 2009 compared with the same period in 2008. Total same property revenues decreased $0.8 million during 2009 due to a decrease in occupancy in the region. Total same property operating expenses for the Maryland properties increased $2.1 million for the twelve months ended December 31, 2009, which was primarily due to an increase in reserves for anticipated bad debt expense, particularly among the region’s Baltimore area properties, and snow and ice removal costs in the fourth quarter of 2009.

Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2009	2008	$ Change	% Change
Number of buildings(1)	48	48	—	—
Same property revenues
Rental	$32,254	$30,184	$2,070	6.9
Tenant reimbursements and other	7,569	6,335	1,234	19.5

Total same property revenues	39,823	36,519	3,304	9.0

Same property operating expenses
Property	9,126	7,525	1,601	21.3
Real estate taxes and insurance	4,284	4,086	198	4.8

Total same property operating expenses	13,410	11,611	1,799	15.5

Same property net operating income	$26,413	$24,908	$1,505	6.0

Reconciliation to total property operating income:
Same property net operating income	$26,413	$24,908
Non-comparable net operating loss(2)(3)	(219)	(218)

Total property operating income	$26,194	$24,690

	Full Year
	Weighted Average Occupancy
	2009	2008
Same Properties	88.4%	87.2%
Total	87.8%	87.4%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable Properties include: Ashburn Center.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
Same Property NOI for the Northern Virginia properties increased $1.5 million for the twelve months ended December 31, 2009 compared with the same period in 2008. Total same property revenues increased $3.3 million during the twelve months ended December 31, 2009 due to an increase in occupancy and in rental rates. The increase in operating expenses, along with higher occupancy, resulted in an increase in tenant reimbursements and other revenues during 2009. Same property operating expenses increased $1.8 million due to increases in snow and ice removal costs, utility expenses and reserves for anticipated bad debt expense. The Company also experienced higher assessed valuations on many Northern Virginia properties that, in turn, resulted in increased real estate tax expense.

Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2009	2008	$ Change	% Change
Number of buildings (1)	54	54	—	—
Same property revenues
Rental	$39,206	$36,516	$2,690	7.4
Tenant reimbursements and other	8,840	7,697	1,143	14.8

Total same property revenues	48,046	44,213	3,833	8.7

Same property operating expenses
Property	11,116	10,144	972	9.6
Real estate taxes and insurance	4,248	4,154	94	2.3

Total same property operating expenses	15,364	14,298	1,066	7.5

Same property net operating income	$32,682	$29,915	$2,767	9.2

Reconciliation to total property operating income:
Same property net operating income	$32,682	$29,915
Non-comparable net operating (loss) income(2)	(305)	558

Total property operating income	$32,377	$30,473

	Full Year
	Weighted Average Occupancy
	2009	2008
Same Properties	87.3%	84.2%
Total	87.3%	84.2%

(1)	Represents properties owned for the entirety of the periods presented.

(2)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
Same property NOI for the Southern Virginia properties increased $2.8 million for the twelve months ended December 31, 2009 compared with the same period in 2008. Same property rental revenue increased $3.8 million during 2009 as a result of an increase in occupancy and in rental rates. An increase in operating expenses, along with higher occupancy, resulted in an increase in tenant reimbursements and other revenues during 2009. Same property operating expenses increased $1.0 million during full year 2009 due to an increase in snow and ice removal costs, utility expense and real estate taxes.
Liquidity and Capital Resources
Overview
The Company seeks to maintain a flexible balance sheet, with an appropriate balance of cash, debt, equity and available funds under its unsecured revolving credit facility, to readily provide access to capital given the volatility of the market and to position itself to take advantage of potential growth opportunities. The Company expects to meet short-term liquidity requirements generally through working capital, net cash provided by operations, and, if necessary, borrowings on its unsecured revolving credit facility. The Company’s short-term obligations consist primarily of the lease for its corporate headquarters, normal recurring operating expenses, regular debt payments, recurring expenditures for corporate and administrative needs, non-recurring expenditures such as capital improvements, tenant improvements and redevelopments, leasing commissions and dividends to preferred and common shareholders.

Over the next twelve months, the Company believes that it will generate sufficient cash flow from operations and have access to the capital resources necessary to expand and develop its business, to fund its operating and administrative expenses, to continue to meet its debt service obligations and to pay distributions in accordance with REIT requirements. However, the Company’s cash flow from operations could be adversely affected due to uncertain economic factors and volatility in the financial and credit markets. In particular, the Company cannot assure that its tenants will not default on their leases or fail to make full rental payments if their businesses are challenged due to, among other things, the economic conditions (particularly if the tenants are unable to secure financing to operate their businesses). This may be particularly true for the Company’s tenants that are smaller companies. Further, approximately 14% of the Company’s annualized base rent is scheduled to expire during the next twelve months and, if it is unable to renew these leases or re-let the space, its cash flow could be negatively impacted.
The Company intends to meet long-term funding requirements for property acquisitions, development, redevelopment and other non-recurring capital improvements through net cash provided from operations, long-term secured and unsecured indebtedness, including borrowings under its unsecured revolving credit facility, secured term loans and unsecured senior notes, proceeds from disposal of strategically identified assets (outright and through joint ventures) and the issuance of equity and debt securities. For example, as described in more detail below, in 2010, the Company raised aggregate net proceeds of $264.8 million through the issuance of 18.3 million common shares, expanded its unsecured credit facility by $50.0 million and entered into a $50.0 million senior secured term loan. In addition, in January 2011, the Company raised net proceeds of $111.3 million through the issuance of 4.6 million 7.750% Series A Preferred Shares.
The Company relies on these third party sources of capital to meet both short-term and long-term liquidity requirements, and its ability to access these third party sources of capital in the future will be dependent on, among other things, general economic conditions, general market conditions for REITs, rental rates, occupancy levels, market perceptions and the trading price of the Company’s shares. The Company will continue to analyze which sources of capital are most advantageous to it at any particular point in time, but can provide no assurance that these sources of capital will be available on terms the Company deems attractive, or at all.
Financing Activity
Equity Offerings
On November 16, 2010, the Company issued 11.5 million common shares at a price of $15.50 per share, which generated net proceeds of approximately $170.4 million. The Company used the majority of the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility, to fund the acquisition of Atlantic Corporate Park and for other general corporate purposes. During the second quarter of 2010, the Company issued 880,648 common shares in exchange for $13.03 million of Exchangeable Senior Notes. During the first quarter of 2010, the Company issued 6.3 million common shares at a price of $14.50 per share, which generated net proceeds of $87.1 million. The Company used $82.9 million of the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility and the remainder for other general corporate purposes.
During 2010, the Company increased the amount of its common shares that could be issued through its controlled equity offering program by 5.0 million common shares. In 2010, the Company sold 0.5 million common shares through its controlled equity offering program at a weighted average offering price of $15.46 per share, which generated net proceeds of approximately $7.3 million. At December 31, 2010, the Company had 4.8 million common shares available for issuance under its controlled equity offering program.
In January 2011, the Company issued 4.6 million 7.750% Series A Preferred Shares at a price of $25.00 per share, which generated net proceeds of $111.3 million. Dividends for the Series A Preferred Shares are cumulative from the date of original issuance and payable on a quarterly basis beginning on February 15, 2011. The Company used the proceeds from the issuance of its Series A Preferred Shares to pay down $105.0 million of the outstanding balance on its unsecured revolving credit facility and for other general corporate purposes.

Unsecured Revolving Credit Facility
On December 29, 2009, the Company replaced its $125.0 million unsecured revolving credit facility with a new $175.0 million facility. In the second quarter of 2010, the Company expanded the unsecured revolving credit facility to $225.0 million with the addition of two new lenders and eliminated the 1% LIBOR floor associated with the facility’s applicable interest rate. The unsecured revolving credit facility matures in January 2013 with a one-year extension at the Company’s option, which it intends to exercise. The variable interest rate on the unsecured revolving credit facility is LIBOR plus a spread of 275 to 375 basis points, depending on the Company’s overall leverage. At December 31, 2010, the applicable spread was 300 basis points and LIBOR was 0.26%. The Company had $33.9 million of unused capacity on its unsecured revolving credit facility at December 31, 2010.
Secured Term Loans
On November 10, 2010, the Company entered into a $50.0 million senior secured term loan with Key Bank, N.A., which originally matured in February 2011. During 2011, the Company’s exercised a three month extension and the loan now matures in May 2011. The loan has an interest rate of LIBOR plus 350 basis points. The proceeds from the loan were used to partially finance the acquisition of Redland Corporate Center.
At December 31, 2010, the Company had two other secured terms loans totaling $60.0 million. The Company’s $40.0 million secured term loan is separated into four $10 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011 and ending on January 15, 2014. On January 14, 2011, the Company repaid the first $10.0 million loan with available cash. At December 31, 2010, the loan bears interest at LIBOR plus 250 basis points, which increased by 100 basis points on January 1, 2011 and will increase by 100 basis points every year, to a maximum of 550 basis points. During 2010, the Company exercised a one-year extension on its $20.0 million secured term loan, which will mature in August 2011.
Interest Rate Swap Agreements
In July 2010, the Company entered into an interest rate swap agreement that, beginning on January 18, 2011, fixed LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The interest rate swap will mature on January 15, 2014.
During January 2008 and August 2008, the Company entered into a two swap agreements that fixed LIBOR at 2.71% on $50.0 million of its outstanding variable rate debt and at 3.33% on $35.0 million of its outstanding variable rate debt, respectively. Both swap agreements matured in August 2010.
Exchangeable Senior Notes
During 2010, the Company issued 880,648 common shares in exchange for retiring $13.03 million of its Exchangeable Senior Notes and used $6.9 million of available cash to retire $7.02 million of its Exchangeable Senior Notes. The retirement of Exchangeable Senior Notes in 2010 resulted in a gain of $0.2 million, net of deferred financing costs and discounts. As of December 31, 2010, the Company had used $66.3 million in cash and $12.4 million of the Company’s common shares to repurchase $94.6 million of its Exchangeable Senior Notes.

Repayment of Mortgage Debt
The Company has repaid the following mortgages since January 1, 2009 (dollars in thousands):

			Effective
Month	Year	Property	Interest Rate	Amount
January	2011	Indian Creek Court	5.90%	$11,982
December	2010	Enterprise Center	5.20%	16,712
November	2010	Park Central II	5.66%	5,305
June	2010	4212 Tech Court	8.53%	1,654
November	2009	Park Central I	5.66%	4,540
October	2009	4200 Tech Court	8.07%	1,706
May	2009	Glen Dale Business Center	5.13%	8,033

				$49,932

Cash Flows
Due to the nature of the Company’s business, it relies on net cash provided by operations to fund its short-term liquidity needs. Net cash provided by operations is substantially dependent on the continued receipt of rental payments and other expenses reimbursed by the Company’s tenants. The recent economic downturn may affect tenants’ ability to meet their obligations, including the payment of rent contractually owed to the Company, and the Company’s ability to lease space to new or replacement tenants on favorable terms, all of which could affect the Company’s cash available for short-term liquidity needs. Although the recent economic downturn and uncertainty in the global credit markets has had varying impacts that have negatively impacted debt financing and the availability of capital across many industries, the Company anticipates that its available cash flow from operating activities, and available cash from borrowings and other sources, will be adequate to meet its capital and liquidity needs in both the short and long term.
The Company could also fund building acquisitions, development, redevelopment and other non-recurring capital improvements through additional borrowings, issuance of Operating Partnership units or sales of assets, outright or through joint ventures.
Consolidated cash flow information is summarized as follows:

	Year ended December 31,			Change
(amounts in thousands)	2010	2009	2008	2010 vs. 2009	2009 vs. 2008

Cash provided by operating activities	$36,664	$40,008	$38,064	$(3,344)	$1,944

Cash used in investing activities	(349,808)	(62,938)	(21,062)	(286,870)	(41,876)

Cash provided by (used in) financing activities	337,104	15,898	(5,848)	321,206	21,746
Comparison of the Years Ended December 31, 2010 and 2009
Net cash provided by operating activities decreased $3.3 million in 2010 compared with 2009, primarily due to a net loss of $11.7 million incurred during the year ended December 31, 2010 compared with net income of $4.1 million for the year ended December 31, 2009. The decrease in net (loss) income was primarily due to an increase in acquisition costs of $6.1 million during 2010 compared with 2009 as the Company acquired ten properties, including two through unconsolidated joint ventures, in 2010 compared with the acquisition of two properties in 2009. Also, the decline in net (loss) income in 2010 was due to additional snow and ice removal expenses, net of recoveries, incurred in the first quarter of 2010 compared with 2009. The decrease in cash provided by operating activities was also due to a reduction of rents received in advance due to the timing of payments during 2010 compared with 2009.

Net cash used in investing activities increased $286.9 million during 2010 compared with 2009. The increase in cash used for investing activities is primarily due to an increase in property acquisitions in 2010 as the Company acquired eight consolidated properties compared with the acquisition of two consolidated properties in 2009. The Company also acquired a parcel of land for $3.2 million in 2010. The Company paid $21.0 million in 2010 to invest in two separate unconsolidated joint ventures. In 2010, the Company provided a $24.8 million subordinated loan to the owners of 950 F Street, NW in Washington, D.C., which is secured by a portion of the owners’ interest in the property. At December 31, 2010, the Company had paid $7.4 million in deposits on potential acquisitions compared with $0.5 million of deposits at December 31, 2009. During the second quarter of 2010, the Company sold its Deer Park and 7561 Lindbergh Drive properties for net proceeds of $11.4 million. The Company did not dispose of any properties during 2009. On January 1, 2010, the Company deconsolidated a joint venture that owns RiversPark I. As a result, $0.9 million of cash held by RiversPark I was removed from the Company’s condensed consolidated financial statements. The increase in cash used in investing activities was also attributable to a $4.6 million increase in additions to construction in progress as the Company experienced a higher volume of development and redevelopment activity in 2010 compared with 2009.
Net cash provided by financing activities increased $321.2 million during 2010 compared with 2009. During 2010, the Company issued $362.0 million of debt, which consisted of borrowings from the Company’s unsecured revolving credit facility totaling $254.0 million, mortgage loans totaling $58.0 million encumbering three of the Company’s 2010 acquisitions and the issuance of a $50.0 million senior secured term loan used to partially fund the acquisition of Redland Corporate Center, compared with the issuance of $109.5 million of debt issuances in 2009. The increase in cash provided by financing activities was also attributed to the issuance of 18.3 million of the Company’s common shares in 2010, for net proceeds of $264.6 million. The proceeds were used to repay a portion of the Company’s outstanding revolving credit facility during 2010, to fund acquisitions and for other general corporate purposes. In 2009, the Company issued 2.8 million shares of common stock, through its controlled equity offering program, for net proceeds of $29.5 million. The increase in proceeds from the Company’s debt and equity issuances in 2010 compared with 2009 were used to acquire properties and refinance existing debt, as the Company repaid $258.3 million in 2010 compared with $92.6 million in 2009. The Company’s equity issuances have resulted in an increase in its outstanding common shares, which have resulted in a $2.3 million increase in dividends paid in 2010 compared with 2009.
Comparison of the Years Ended December 31, 2009 and 2008
Net cash provided by operating activities increased $1.9 million in 2009. The increase was attributable to an improvement in operating results in 2009 compared with 2008. The increase in cash provided by operations was partially offset by a decrease in escrows and reserves during 2009 compared with 2008 due to the repayment, in 2008, of the mortgage encumbering the Suburban Maryland Portfolio, which released all previously escrowed funds to the Company.
Net cash used in investing activities was $62.9 million in 2009 compared with $21.1 million in 2008. The difference is primarily attributable to $50.6 million of net proceeds the Company received from the sale of its Alexandria Corporate Park property in 2008. The Company did not dispose of any properties during 2009. During 2009, the Company acquired two properties for a total purchase price of $39.3 million compared with acquisitions with a purchase price totaling $46.4 million in 2008. During 2008, the Company contributed one of its acquired properties to a joint venture for net proceeds of $11.6 million. The increase in net cash used in investing activities was partially offset by a $13.7 million decline in additions to rental property, development and redevelopment activity.

Net cash provided by financing activities was $15.9 million during 2009 compared with net cash used in financing activities of $5.8 million during 2008. During the 2009, the Company borrowed $109.5 million compared with $217.3 million of borrowings in 2008, though the Company incurred an additional $2.1 million of financing charges during 2009 compared with 2008. The decline in borrowings during 2009 was a result of less debt maturing in 2009, as the Company repaid $92.6 million of its outstanding debt during 2009 compared with repayments totaling $230.6 million in 2008. The repayments of debt included $26.5 million and $28.6 million of cash used to retire $34.5 million and $40.0 million of the Company’s Exchangeable Senior Notes, which resulted in gains of $6.3 million and $4.4 million during 2009 and 2008, respectively. The Company received net proceeds from issuance of its common stock of $29.5 million in 2009 compared with net proceeds of $43.9 million in 2008. The Company paid dividends of $0.94 per common share during 2009 compared with dividends paid of $1.36 per common share in 2008, which resulted in a total reduction of dividends paid to shareholders and distributions paid to unitholders of $8.0 million in 2009 compared with 2008.
Distributions
The Company is required to distribute to its shareholders at least 90% of its REIT taxable income in order to qualify as a REIT, including some types of taxable income it recognizes for tax purposes but with regard to which it does not receive corresponding cash. In addition, the Company must distribute to its shareholders 100% of its taxable income to eliminate its U.S. federal income tax liability. Funds used by the Company to pay dividends on its common shares are provided through distributions from the Operating Partnership. For every common share of the Company, the Operating Partnership has issued to the Company a corresponding common unit. At December 31, 2010, the Company was the sole general partner of and owned 98.1% of the Operating Partnership’s units. The remaining interests in the Operating Partnership are limited partnership interests, some of which are owned by certain of the Company’s executive officers, trustees and unrelated parties who contributed properties and other assets to the Company upon its formation. The Operating Partnership is required to make cash distributions to the Company in an amount sufficient to meet its distribution requirements. The cash distributions by the Operating Partnership reduce the amount of cash that is available for general corporate purposes, which includes repayment of debt, funding acquisitions or construction activities, and for other corporate operating activities. On a quarterly basis, the Company’s management team recommends a distribution amount that is approved by the Company’s Board of Trustees. The amount of future distributions will be based on taxable income, cash from operating activities and available cash and at the discretion of the Company’s Board of Trustees.

Debt Financing
The following table sets forth certain information with respect to the Company’s indebtedness at December 31, 2010.

			Balance
	Effective		December 31,	Annualized Debt			Balance at
(dollars in thousands)	Interest Rate		2010	Service		Maturity Date	Maturity
Fixed Rate Debt
Indian Creek Court(1)	5.90%		$11,982	$1,162		1/01/2011	$11,982
403/405 Glenn Drive	5.50%		7,960	746		7/01/2011	7,807
4612 Navistar Drive(2)	5.20%		12,189	1,131		7/11/2011	11,921
Campus at Metro Park(2)	5.25%		22,556	2,028		2/11/2012	21,581
1434 Crossways Boulevard Building II	5.38%		9,484	826		8/05/2012	8,866
Crossways Commerce Center	6.70%		24,179	2,087		10/01/2012	23,313
Newington Business Park Center	6.70%		15,252	1,316		10/01/2012	14,706
Prosperity Business Center	5.75%		3,502	305		1/01/2013	3,242
Aquia Commerce Center I	7.28%		353	165		2/01/2013	42
1434 Crossways Boulevard Building I	5.38%		8,225	665		3/05/2013	7,597
Linden Business Center	5.58%		7,080	512		10/01/2013	6,596
Owings Mills Business Center	5.75%		5,448	425		3/01/2014	5,066
Annapolis Commerce Park East	6.25%		8,491	665		6/01/2014	8,010
Cloverleaf Center	6.75%		17,204	1,464		10/08/2014	15,953
Plaza 500, Van Buren Business Park, Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center, Northridge I & II and 15395 John Marshall Highway	5.19%		99,151	5,146		8/01/2015	91,588
Hanover Business Center:
Hanover Building D	6.63%		642	161		8/01/2015	13
Hanover Building C	6.63%		1,041	186		12/01/2017	13
Chesterfield Business Center:
Chesterfield Buildings C, D, G and H	6.63%		1,681	414		8/01/2015	34
Chesterfield Buildings A, B, E and F	6.63%		2,398	291		6/01/2021	26
7458 Candlewood Road — Note I	6.30%		9,938	819		1/1/2016	8,821
7458 Candlewood Road — Note II	6.04%		4,761	424		1/1/2016	4,567
Gateway Centre Building I	5.88%		1,189	219		11/01/2016	—
500 First Street, NW	5.79%		38,793	2,722		7/1/2020	32,000
Battlefield Corporate Center	4.40%		4,289	320		11/1/2020	2,618
Airpark Business Center	6.63%		1,308	173		6/01/2021	14

	5.71	%(3)	319,096	24,372			286,376

Convertible Debt
Exchangeable Senior Notes(4)	5.84%		29,936	1,218		12/15/2011	30,450

Senior Unsecured Debt
Series A Notes	6.41%		37,500	2,404		6/15/2013	37,500
Series B Notes	6.55%		37,500	2,456		6/15/2016	37,500

Total Fixed Rate Debt	5.85	%(3)	$424,032	$30,450			$391,826

Variable Rate Debt
Secured Term Loan I (5)
Loan A	LIBOR+2.50%		$10,000	$276		1/15/2011	$10,000
Loan B	LIBOR+2.50%		10,000	276		1/15/2012	10,000
Loan C	LIBOR+2.50%		10,000	276		1/15/2013	10,000
Loan D	LIBOR+2.50%		10,000	276		1/15/2014	10,000
Secured Term Loan II	LIBOR+2.50%		20,000	552		8/11/2011	20,000
Senior Secured Term Loan (6)	LIBOR+3.50%		50,000	1,880		5/10/2011	50,000
Unsecured Revolving Credit Facility (7)(8)	LIBOR+3.00%		191,000	6,227		1/15/2014	191,000

Total Variable Rate Debt	3.24	%(2)(9)	$301,000	$9,763			$301,000

Total at December 31, 2010	4.77	%(2)(9)	$725,032	$40,213	(10)		$692,826

(1)	In January 2011, the Company repaid the $12.0 million mortgage encumbering Indian Creek Court with available cash.

(2)	The maturity date on these loans represents the anticipated repayment date of the loans, after which date the interest rates on the loans increase.

(3)	Represents the weighted average interest rate.

(4)	During 2010, the Company retired $20.1 million of its Exchangeable Senior Notes. The principal amount of the Exchangeable Senior Notes was $30.4 million at December 31, 2010.

(5)
Interest on the loan is LIBOR plus 250 basis points, which increases by 100 basis points each year beginning on January 1, 2011, to a maximum of 550 basis points. In January 2011, the Company repaid the $10.0 million balance of Loan A with available cash.

(6)
On November 10, 2010, the Company entered into a three month $50.0 million senior secured term loan with KeyBank, N.A. In February 2011, the Company extended the maturity date of the term loan to May 10, 2011.

(7)	The unsecured revolving credit facility matures in January 2013 with a one-year extension at the Company’s option, which it intends to exercise.

(8)
As of December 31, 2009, the borrowing base for the Company’s unsecured revolving credit facility included the following properties: 13129 Airpark Road, Virginia Center, Aquia Commerce Center II, Airpark Place, Gateway West II, Crossways II, Reston Business Campus, Cavalier Industrial Park, Gateway Centre (Building II), Enterprise Parkway, Diamond Hill Distribution Center, Linden Business Center (Building I), 1000 Lucas Way, River’s Bend Center, Crossways I, Sterling Park Business Center, Sterling Park Land, 1408 Stephanie Way, Davis Drive, Gateway 270, Gateway II, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen, Ammendale Commerce Center, River’s Bend Center II, Park Central (Building V), Hanover AB, Herndon Corporate Center, 6900 English Muffin Way, Gateway West, 4451 Georgia Pacific, 20270 Goldenrod Lane, Old Courthouse Square, Patrick Center, West Park, Woodlands Business Center, 15 Worman’s Mill Court, Girard Business Center, Girard Place, Owings Mills Commerce Center, 4200 Tech Court, Park Central I, Triangle Business Center and Ashburn Center.

(9)
In July 2010, the Company entered into an interest rate swap agreement that, beginning on January 18, 2011, fixed LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The swap agreement will mature on January 15, 2014.

(10)	During 2010, the Company paid approximately $4.8 million in principal payments, which excludes $23.7 million related to mortgage debt that was repaid in 2010.
All of our outstanding debt contains customary, affirmative covenants including financial reporting, standard lease requirements and certain negative covenants. The Company is also subject to cash management agreements with most of its mortgage lenders. These agreements require that revenue generated by the subject property be deposited into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed only after funding of improvement, leasing and maintenance reserves and payment of debt service, insurance, taxes, capital expenditures and leasing costs.
Exchangeable Senior Notes
On December 11, 2006, the Company issued $125.0 million of 4.0% Exchangeable Senior Notes for net proceeds of approximately $122.2 million. The Exchangeable Senior Notes mature on December 15, 2011 and are equal in right of payment with all of the Company’s other senior unsubordinated indebtedness. Interest is payable on June 15 and December 15 of each year beginning on June 15, 2007. Holders may, under certain conditions, exchange their notes for cash or a combination of cash and the Company’s common shares, at the Company’s option, at any time after October 15, 2011. The Exchangeable Senior Notes are exchangeable into the Company’s common shares, which are adjusted for, among other things, the payment of dividends to the Company’s common shareholders subject to a maximum exchange rate. Holders may exchange their notes prior to maturity under certain conditions, including during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if and only if, the closing sale price of the Company’s common shares for at least 20 trading days in the period of 30 trading days ending on the last trading day of the preceding quarter is greater than 130% of the exchange price on the applicable trading day. The Exchangeable Senior Notes have not been registered under the Securities Act and may not be traded or sold except to certain defined qualified institutional buyers. The notes are senior unsecured obligations of the Operating Partnership and guaranteed by the Company. As of December 31, 2010, the Company was in compliance with all of the financial covenants of its Exchangeable Senior Notes.

The Company used $7.6 million of the proceeds to purchase a capped call option. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the Exchangeable Senior Notes upon conversion. The option will terminate upon the earlier of the maturity date of the notes or the first day in which the notes are no longer outstanding due to conversion or otherwise. The option was recorded as a reduction of equity. To the extent the then fair value per Company common share exceeds the cap price during the observation period relating to an exchange of notes, the reduction in potential dilution will be limited to the difference between the strike price and the cap price. The Company applied the majority of the remaining proceeds toward the January 2007 purchase of three buildings at Greenbrier Business Center.
During 2010, the Company issued 880,648 common shares in exchange for retiring $13.03 million of its Exchangeable Senior Notes and used available cash to retire $7.02 million of its Exchangeable Senior Notes. The retirement of Exchangeable Senior Notes resulted in a gain of $0.2 million, or approximately $0.01 per diluted share, net of deferred financing costs and discounts. At December 31, 2010, each $1,000 principal amount of the Exchangeable Senior Notes was convertible into 28.039 shares for a total of approximately 0.9 million shares, which is equivalent to an exchange rate of $35.66 per Company common share. The capped call option associated with the repurchased notes was effectively terminated on their respective repurchase dates.
Senior Notes
On June 22, 2006, the Operating Partnership completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction was comprised of $37.5 million in 7-year Series A Senior Notes, maturing on June 15, 2013 and bearing a fixed interest rate of 6.41%, and $37.5 million in 10-year Series B Senior Notes, maturing on June 15, 2016 and bearing a fixed interest rate of 6.55%. Interest is payable for the Series A and Series B Senior Notes on June 15 and December 15 of each year beginning December 15, 2006. The Senior Notes are equal in right of payment with all the Operating Partnership’s other senior unsubordinated indebtedness. As of December 31, 2010, the weighted average interest rate on the Senior Notes was 6.48%.
On November 8, 2010, the Company, the Operating Partnership, certain of the Company’s subsidiaries and certain holders of the Company’s Senior Unsecured Series A and Series B Notes sufficient to effect the Amendment (as herein defined) (the “Noteholders”) entered into a First Amendment, Consent and Waiver dated as of November 5, 2010 to the Note Purchase Agreement dated as of June 22, 2006 (the “Amendment”). Pursuant to the Amendment, the Company added certain subsidiaries as guarantors of the Company’s Senior Unsecured Series A and Series B Notes and agreed that, to the extent the Company or any of its subsidiaries (other than certain excluded subsidiaries) provides a lien for the benefit of the lenders or administrative agent under the Company’s unsecured revolving credit facility, the Company or its subsidiaries, as applicable, will grant the holders of the Company’s Senior Unsecured Series A and Series B Notes a similar first priority lien over the same assets, property and undertaking as those encumbered in respect of the unsecured revolving credit facility. In addition, the Company agreed to add a covenant to the terms of the Company’s Senior Unsecured Series A and Series B Notes that as at the end of any fiscal quarter, (a) for the fourth quarter of 2010 through the third quarter of 2011, its Consolidated Debt Yield (as defined in the revolving credit agreement) will not be less than 10.5%, and (b) for each quarter thereafter, its Consolidated Debt Yield will not be less than 11.0%. The Company also agreed to add a covenant to the terms of the Company’s Senior Unsecured Series A and Series B Notes that, as of the end of any fiscal quarter after giving effect to the Amendment, its ratio of (i) Adjusted Net Operating Income (as defined in the unsecured revolving credit facility) for the applicable quarter, annualized, divided by (ii) its Unsecured Interest Expense (as defined in the revolving credit facility) for the applicable quarter, annualized, shall not be less than 1.75 to 1.0. The covenants mirror already existing covenants contained in the Company’s unsecured revolving credit agreement. In exchange for these modifications, the Noteholders agreed to waive the Company’s previous failure to provide certain subsidiary guarantees. The Company agreed to pay a waiver and consent fee to the holders of the Company’s Senior Unsecured Series A and Series B Notes in an aggregate amount equal to $37,500. As of December 31, 2010, the Company was in compliance with all the financial covenants of its Senior Notes.

Financial Covenants
The Company’s outstanding corporate debt agreements contain specific financial covenants that may impact future financing decisions made by the Company or may be impacted by a decline in operations. These covenants differ by debt instrument and relate to the Company’s allowable leverage, minimum tangible net worth, fixed debt coverage and other financial metrics. As of December 31, 2010, the Company was in compliance with all of the financial covenants of its outstanding debt instruments. Below is a summary of certain financial covenants associated with the Company’s outstanding debt at December 31, 2010 (dollars in thousands):
Unsecured Revolving Credit Facility and Secured Term Loans

	Unsecured
	Revolving Credit
	Facility and 2007
	Secured Term				2008 Secured
	Loan		Covenant		Term Loan		Covenant
Unencumbered Pool Leverage(1)	61.2%		≤ 62.5%		—		—
Unencumbered Pool Debt Service Coverage Ratio(1),(2)	2.9	x	≥ 1.75	x	—		—
Maximum Consolidated Total Indebtedness	51.3%		≤ 62.5%		49.1%		≤ 60%
Minimum Tangible Net Worth	$731,189		$601,477		$800,802		$601,477
Fixed Charge Coverage Ratio	2.04	x	≥ 1.50	x	2.04	x	≥ 1.50	x
Maximum Dividend Payout Ratio	92.2%		≤ 95%		92.2%		≤ 95%
Maximum Secured Debt	30.1%		≤ 40%		28.7%		≤ 40%

(1)	Covenant does not apply to the Company’s secured term loans.

(2)	Covenant applies only to the Company’s unsecured revolving credit facility.
Senior Notes

	Senior Notes		Covenant
Unencumbered Pool Leverage	48.2%		≤ 65%
Unencumbered Pool Debt Service Coverage Ratio(1),(2)	3.07	x	≥ 1.75	x
Maximum Consolidated Total Indebtedness	50.2%		≤ 65%
Minimum Tangible Net Worth	$764,941		≥ $601,477
Fixed Charge Coverage Ratio	2.04	x	≥ 1.50	x
Maximum Dividend Payout Ratio	92.2%		≤ 95%
Maximum Secured Debt	29.4%		≤ 40%
Non-Financial Covenants in Mortgage Loan Documents
Certain of the Company’s subsidiaries are borrowers on mortgage loans, the terms of which prohibit certain direct or indirect transfers of ownership interests in the borrower subsidiary (a “Prohibited Transfer”). Under the terms of the mortgage loan documents, a lender could assert that a Prohibited Transfer includes the trading of the Company’s common shares on the NYSE, the issuance of common shares by the Company, or the issuance of units of limited partnership interest in the Company’s operating partnership. As of December 31, 2010, the Company believes that there were eleven mortgage loans with such Prohibited Transfer provisions, representing an aggregate principal amount outstanding of approximately $112 million. Two of these mortgage loans were entered into prior to the Company’s initial public offering (“IPO”) in 2003 and nine were assumed subsequent to its IPO. In January 2011, the Company repaid, with available cash, a $12.0 million mortgage with a Prohibited Transfer provision that was assumed subsequent to its IPO. In addition, in January 2011, the Company agreed to a modification of a $22.1 million mortgage loan to expressly permit such trading and issuances. In each instance, the Company received the consent of the mortgage lender to consummate its IPO (for the two pre-IPO loans) or to acquire the property or the ownership interests of the borrower (for the post-IPO loans), including the assumption by its subsidiary of the mortgage loan. Generally, the underlying mortgage documents, previously applicable to a privately held owner, were not changed at the time of the IPO or the later loan assumptions, although the Company believes that each of the lenders or servicers was aware that the borrower’s ultimate parent was or would become a publicly traded company. Subsequent to the IPO and the assumption of these additional mortgage loans, the Company has issued new common shares and shares of the Company have been transferred on the New York Stock Exchange. Similarly, the Company’s operating partnership has issued units of limited partnership interest. To date, no lender or servicer has asserted that a Prohibited Transfer has occurred as a result of any such transfer of shares or units of limited partnership interest. If a lender were to be successful in any such action, the Company could be required to immediately repay or refinance the amounts outstanding, or the lender may be able to foreclose on the property securing the loan or take other adverse actions. In addition, in certain cases a Prohibited Transfer could result in the loan becoming fully recourse to the Company or its Operating Partnership. In addition, if a violation of a Prohibited Transfer provision were to occur that would permit the Company’s mortgage lenders to accelerate the indebtedness owed to them, it could result in an event of default under the Company’s Senior Unsecured Series A and Series B Notes, its unsecured revolving credit facility, its two Secured Term Loans and its Exchangeable Senior Notes.

Derivative Financial Instruments
The Company is exposed to certain risks arising from business operations and economic factors. The Company uses derivative financial instruments to manage exposures that arise from business activities in which its future exposure to interest rate fluctuations is unknown. The objective in the use of an interest rate derivative is to add stability to interest expenses and manage exposure to interest rate changes. No hedging activity can completely insulate the Company from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect the Company or adversely affect it because, among other things:
•	available interest rate hedging may not correspond directly with the interest rate risk for which the Company seeks protection;
•	the duration of the hedge may not match the duration of the related liability;
•	the party owing money in the hedging transaction may default on its obligation to pay; and
•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs the Company’s ability to sell or assign its side of the hedging transaction.
The Company enters into interest rate swap agreements to hedge its exposure on its variable rate debt against fluctuations in prevailing interest rates. The interest rate swap agreements fix LIBOR to a specified interest rate, however, the swap agreements do not affect the contractual spreads associated with each variable debt instrument’s applicable interest rate. During the third quarter of 2010, the Company entered into a forward swap agreement that began on January 18, 2011. The Company had two interest rate swap agreements, which were entered into during 2008 and matured in August 2010. The table below summarizes the Company’s interest rate swap agreements as of December 31, 2010 (dollars in thousands):

					Interest Rate
					Contractual	Fixed Effective
	Transaction Date	Maturity Date	Amount		Component	Interest Rate
Consolidated:	July 2010	January 2014	$50,000		LIBOR	1.474%

Unconsolidated:	September 2008	September 2011	28,000	(1)	LIBOR	3.47%

(1)	The Company remains liable, in the event of default by the joint venture, for $7.0 million, or 25% of the total, which reflects its ownership percentage in the joint venture.
Off-Balance Sheet Arrangements
On January 1, 2010 and March 17, 2009, the Company deconsolidated the joint ventures that own RiversPark I and II, respectively, and removed all their related assets and liabilities from its consolidated balance sheets as of the date of deconsolidation. The Company remains liable for $7.0 million of mortgage debt, which represents its proportionate share. During the fourth quarter 2010, the Company entered into separate unconsolidated joint ventures with a third party to acquire 1750 H Street, NW and Aviation Business Park. For more information, see footnote 5 - Investment in Affiliates.

Disclosure of Contractual Obligations
The following table summarizes known material contractual obligations associated with investing and financing activities as of December 31, 2010 (amounts in thousands):

		Payments due by period
		Less than 1			More than 5
Contractual Obligations	Total	year	1-3 Years	3 -5 Years	Years

Mortgage loans	$319,096	$38,898	$96,250	$141,775	$42,173

Exchangeable senior notes(1)	30,450	30,450	—	—	—
Senior notes	75,000	—	37,500	—	37,500
Secured term loans	110,000	80,000	20,000	10,000	—
Credit facility(2)	191,000	—	—	191,000	—
Interest expense(3)	110,853	31,307	47,118	21,051	11,377
Operating leases	1,153	619	534	—	—
Development	182	182	—	—	—
Redevelopment	8,358	8,358	—	—	—
Capital expenditures	155	155	—	—	—
Tenant improvements	10,702	10,702	—	—	—
Acquisition-related contractual obligations	1,398	—	1,398	—	—

Total	$858,347	$200,671	$202,800	$363,826	$91,050

(1)	Total carrying value of the Exchangeable Senior Notes was $29,936, net of discounts, at December 31, 2010.

(2)
The unsecured revolving credit facility matures in January 2013 and provides for a one-year extension of the maturity date at the Company’s option, which the Company intends to exercise. The table above assumes the exercise by the Company of the one-year extension of the maturity date, which is conditional upon the payment of an extension fee, the absence of an existing default under the loan agreement and the continued accuracy of the representations and warranties contained in the loan agreement.

(3)
Interest expense for the Company’s fixed rate obligations represents the amount of interest that is contractually due under the terms of the respective loans. Interest expense for the Company’s variable rate obligations is calculated using the outstanding balance and applicable interest rate at December 31, 2010 over the life of the obligation.

The Company owns a 25% interest in RiversPark I and II through two unconsolidated joint ventures. The properties are encumbered by a $28.0 million mortgage loan, which the Company remains liable for its proportionate share, or $7.0 million. Upon formation of the joint venture to own RiversPark I, the Company guaranteed to the joint ventures the rental payments associated with four leases with the former owner of RiversPark I. Two of the guarantees were terminated in 2008, and another guarantee was terminated in the fourth quarter of 2009. The final guarantee will expire in September 2011 or earlier if the space is re-leased. As of December 31, 2010, the maximum potential amount of future payments the Company could be required to make related to the remaining guarantee at RiversPark I is $0.1 million.
In connection with the Company’s 2009 acquisition of Ashburn Center, the Company entered into a contingent consideration fee agreement with the seller under which the Company will be obligated to pay additional consideration upon the property achieving stabilization per specified terms of the agreement. During the first quarter of 2010, the Company leased the remaining vacant space at the property and recorded a contingent consideration charge of $0.7 million, which reflected an increase in the anticipated fee to the seller. As of December 31, 2010, the Company’s total contingent consideration obligation to the former owner of Ashburn Center was approximately $1.4 million.
On December 29, 2010, the Company entered into an unconsolidated joint venture with AEW Capital Management, L.P. and acquired Aviation Business Park, a three-building, single-story, office park totaling 121,000 square feet in Glen Burnie, Maryland. During the third quarter of 2010, the Company used available cash to acquire a $10.6 million first mortgage loan collateralized by the property for $8.0 million. The property was acquired by the joint venture through a deed-in-lieu of foreclosure in return for additional consideration to the owner if certain future leasing hurdles are met. As of December 31, 2010, the Company’s total contingent consideration obligation to the former owner of Aviation Business Park was approximately $0.1 million, which is not reflected on the Company’s consolidated financial statements.

As of December 31, 2010, the Company had development and redevelopment contractual obligations of $8.5 million outstanding, primarily related to construction activities at Three Flint Hill, which is undergoing a complete renovation, and capital improvement obligations of $0.2 million outstanding. Capital improvement obligations represent commitments for roof, asphalt, HVAC and common area replacements contractually obligated as of December 31, 2010. Also, as of December 31, 2010, the Company had $10.7 million of tenant improvement obligations, primarily related to a tenant at Indian Creek Court, which it expects to incur on its in-place leases. The Company had no other material contractual obligations as of December 31, 2010.
As of December 31, 2010, the Company had $7.4 million in deposits outstanding related to the potential acquisition of four properties and a land parcel.
Funds From Operations
Funds from operations (“FFO”) is a non-GAAP measure used by many investors and analysts that follow the real estate industry. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. Management also considers FFO an appropriate supplemental performance measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.
As defined by the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002), FFO represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations. The Company’s methodology for computing FFO adds back noncontrolling interests in the income from its Operating Partnership in determining FFO. The Company believes this is appropriate as Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per diluted share.
Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company’s presentation of FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

The following table presents a reconciliation of net (loss) income attributable to common shareholders to FFO available to common shareholders and unitholders (amounts in thousands):

	Year Ended December 31,
	2010	2009	2008
Net (loss) income attributable to common shareholders	$(11,443)	$3,932	$19,526
Add: Depreciation and amortization:
Real estate assets	42,613	40,174	36,260
Discontinued operations	597	698	1,427
Unconsolidated joint ventures	793	270	—
Consolidated joint ventures	(13)	(801)	—
Joint venture acquisition fee	—	—	210
Gain on sale of real estate properties	(557)	—	(14,274)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(230)	124	615

FFO available to common shareholders and unitholders	$31,760	$44,397	$43,764

Weighted average common shares and Operating Partnership units outstanding — diluted	37,950	28,804	25,637
Forward Looking Statements
This report contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the length and severity of the recent economic downturn; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete current and future acquisitions; the Company’s ability to obtain additional financing; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; and other risks detailed under “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K and in the other documents the Company files with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.